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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-145995 of our report dated September 10, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to issuance of separate financial statements prepared under Canadian generally accepted accounting principles), relating to the financial statements of Biomira Inc. and our report dated September 24, 2007 relating to the financial statement of Biomira Corporation appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Edmonton, Canada
September 27, 2007

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CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS